Exhibit 99(a)(4)

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
THE THAI CAPITAL FUND INC.

The Thai Capital Fund, Inc. (hereinafter referred to as the “Corporation”), a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland:

FIRST: Article V Section (1) of the Articles of Incorporation is hereby amended in its entirety to read as follows:

(1)                                  The total number of shares of capital stock which the Corporation shall have authority to issue is ONE HUNDRED MILLION (100,000,000) shares, all of one class called Common Stock, of the par value of ONE CENT ($.01) per share and the aggregate par value of ONE MILLION DOLLARS (1,000,000).

Simultaneously with the effective date of this amendment, each two issued and outstanding shares of Common Stock of the Corporation shall be combined into one share of validly issued, fully paid and nonassessable Common Stock of the Corporation.

The foregoing amendment does not increase the authorized stock of the Corporation.

SECOND: The foregoing amendment to the Articles of Incorporation of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

IN WITNESS THEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on this 5th day of August, 2002.

THE THAI CAPITAL FUND, INC.

By :	/s/ John O’Keefe
Name : John O’Keefe
Title: Vice President and Treasurer

WITNESS:

By :	/s/ Laurence E. Cranch
Name : Laurence E. Cranch
Title: Assistant Secretary

THE UNDERSIGNED, Vice President of the Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By :	/s/ John O’Keefe
Name : John O’Keefe
Title: Vice President and Treasurer